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                                                                      Exhibit 18

                                              Louisville Galleria
                                              2300 Meidinger Tower
                                              Louisville, KY 40202-3460
                                              January 29, 1997

LG&E Energy Corp.
220 W. Main Street
Louisville, Kentucky 40202

Dear Gentlemen:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

Effective January 1, 1996, LG&E Energy Corp. changed from the accrual method of accounting for its price risk management activities to the mark-to-market method. According to the management of the Company, this change was made to more fairly present the current results of the Company's operations related to this business and to recognize that value is created, and the earnings process completed, when the contractual commitments are finalized.

A complete, coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this matter.

We are of the opinion the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

Very truly yours,


/s/ Arthur Andersen LLP
Arthur Andersen LLP